Exhibit (a)(17)




[ArvinMeritor Logo]

July 16, 2001

Dear [Name of Employee]:

       On behalf of ArvinMeritor, I am writing to provide you with the results of our recent offer to exchange certain outstanding stock options having an exercise price equal to or greater than $22.25 per share (other than such options granted in June 1991), which are outstanding under our incentive plans, for restricted shares of our common stock which will be issued under one or more of our incentive plans.

       The exchange offer expired at 12:00 midnight, Eastern Time, on Friday night, July 13, 2001. Promptly following the expiration of the offer and pursuant to the terms and conditions of the offer, ArvinMeritor accepted for exchange and cancelled all of the tendered eligible options.

       We accepted for exchange and cancelled the number of eligible options tendered by you equal to the total number of eligible options set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the offer, you will receive the number of shares of restricted stock indicated on Attachment A in exchange for your tendered eligible options. The restricted stock will be subject to the terms and conditions of the incentive plan under which the stock is issued and the restricted stock agreement to be entered into between you and ArvinMeritor.

       Your restricted stock agreement is enclosed with this letter. In accordance with the terms of the offer, your shares of restricted stock will not actually be issued until you properly execute the enclosed restricted stock agreement and the stock transfer power attached thereto and return them to ArvinMeritor at the following address: ArvinMeritor, Inc., Attention: Robert Slone, Vice President, Compensation and Benefits, 2135 West Maple Road, Troy, Michigan 48084, facsimile: (248) 435-1410.

       If you have any questions, please call Robert Slone, Vice President, Compensation and Benefits at (248) 435-1210 or Bonnie Wilkinson, Assistant General Counsel at (248) 435-0762.



                                            Sincerely,


                                            Larry D. Yost
                                            Chairman of the Board and
                                            Chief Executive Officer

Enclosure




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                                  Attachment A

            Eligible Options Accepted for Exchange and Cancelled and
                Number of Shares of Restricted Stock to be Issued

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                               Total Number                         Number of
                  Exercise      of Shares                           Shares of
Grant Date of      Price       Subject to      Adjusted Value   Restricted Stock
    Option       of Option        Option          of Option           Issued
    ------       ---------        ------          ---------           ------
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